Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 23, 2021 (except for the effect of the restatement disclosed in Note 10 and Note 11, as to which the date is May 3, 2021) , with respect to the financial statements of Thunder Bridge Acquisition II, Ltd. contained in this Registration Statement and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

February 09, 2022